Sunworks Reports Second Quarter 2018 Results

ROSEVILLE, Calif. August 8, 2018 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power solutions for agriculture, commercial and industrial (ACI), public works and residential markets, today announced financial results for the second quarter and first half of the year ended June 30, 2018.

Second Quarter 2018 Summary:

●	Revenue of $20.0 million for the second quarter of 2018 increased 49% versus the $13.4 million for the first quarter of 2018.

●	Net loss of $1.8 million for the second quarter of 2018 compared to $1.7 million for the first quarter of 2018. The current period net loss included a non-cash, non-recurring stock compensation expense of $0.6 million.

●	Gross margin was 14.5% for the second quarter of 2018. The gross margin during the quarter was impacted by a high percentage of the current period revenue being generated from projects initiated in prior years at low price levels.

●	Backlog of projects scheduled for installation in the next 12 months as of June 30, 2018 was $52.7 million compared to $60.5 million at March 31, 2018.

●	Cash balance at June 30, 2018 was $4.8 million versus $1.6 million at the end of the first quarter.

Chuck Cargile, Sunworks Chief Executive Officer said, “Our effort to transform Sunworks continues, although the results reported today indicate that this process is taking longer than anticipated. Flushing out older, lower-margin projects is necessary to make our backlog of future revenue more positive, but it significantly impacted our current period gross margins. Our process for pricing new project proposals is more disciplined and our backlog of projects won includes more profitable business. Our focus on creating a stable, profitable platform for sustainable growth is unchanged, merely delayed. We expect our gross margins and overall profitability to improve in the third quarter and beyond and we anticipate generating positive cash flow from operations in the remaining six months of this year.”

2018 Expectations:

●	Management noted that although it is difficult to predict the quarterly timing of installation revenue, they expect to generate more than $40 million in revenue in the final two quarters of 2018, leading to a slight increase in revenue compared with the $77.5 million recorded in full year 2017.

●	Management expects the company to generate positive earnings before interest, taxes, depreciation, amortization and stock compensation expense (Adjusted EBITDA) for the second half of 2018.

●	The company expects to generate positive cash flow from operations for the remainder of 2018.

Second Quarter Financial Summary

Total revenue for the quarter ended June 30, 2018 was $20.0 million compared to $25.0 million in the same period last year. The reduction in revenue is a result of weaker year-over-year residential sales, and installation delays for certain ACI projects.

Gross margin for the second quarter of 2018 was 14.5% compared to 26.9% in the year ago period. The low gross margin was primarily a result of a high percentage of the current period revenue being generated from projects initiated in prior years at low price levels. The company specifically noted one transaction related to a project won in 2017 in which $2.3 million of inventory was sold at zero margin.

Selling, general and administrative expenses, excluding stock-based compensation, were $3.7 million, or 18.7% of revenue for the second quarter of 2018, marking a slight sequential decrease from $3.9 million, or 28.9% of revenue, in the first quarter of 2018, and a decrease from $5.1 million, or 20.4% of revenue, in the second quarter of 2017.

Net loss for the quarter ended June 30, 2018 was $1.8 million, or ($0.07) per basic and diluted share, compared to net income of $1.1 million or $0.05 per basic and $0.04 per diluted share in the second quarter of 2017.

During the second quarter of 2018 the Company incurred a non-cash, non-recurring charge of $0.6 million for acceleration of stock compensation for a retiring member of its board of directors. In addition, the Company incurred $0.1 million of interest expense associated with the term loan established in April of 2018.

Conference Call Details

Management will host a conference call to discuss these results at 4:30 p.m. ET. To access the call, please dial 1-877-407-0778 (toll free) or 1-201-689-8565. The conference call will also be broadcast live over the Internet, which can be accessed via the Investor Relations section of Sunworks’ web site at http://www.ir.sunworksusa.com. All participants should call or access the website approximately 5 minutes before the conference begins.

The webcast will be available for replay for at least 90 days. A telephonic replay of this conference call will also be available by dialing 1-877-481-4010 (toll free) and using the replay ID #36402 until 11:59 p.m. ET on August 15, 2018.

About Sunworks, Inc.

Sunworks, Inc. (NASDAQ:SUNW) is a premier provider of high performance solar power systems. We are committed to quality business practices that exceed industry standards and uphold our ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. We strive to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including agricultural, commercial and industrial, federal, public works, and residential. Our dedication to excellence is reflected in our 25-year warranty, a benchmark that we stand by to support our customers above and beyond their expectations. Sunworks’ diverse, seasoned workforce includes distinguished veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. All our employees uphold our company’s guiding principles each day. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, these they are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, regulatory, environmental and other factors affecting the Company and its operations, markets, products, and prospects for sales, lower revenues, failure to earn profit, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the inability to complete projects within anticipated timeframes and costs, the impact of tariffs imposed by governmental bodies, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Sunworks, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

Rob Fink

Hayden IR

646-415-8972

rob@haydenir.com

SUNWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2018 AND DECEMBER 31, 2017

(in thousands, except share and per share data)

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$4,752	$6,356
Restricted cash	426	475
Accounts receivable, net	7,715	11,330
Inventory, net	4,288	4,450
Contract assets	3,928	3,790
Other current assets	83	2,081

Total Current Assets	21,192	28,482

Property and Equipment, net	1,042	1,233

Other Assets
Other deposits	71	68
Goodwill	11,364	11,364

Total Other Assets	11,435	11,432

Total Assets	$33,669	$41,147

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$10,486	$13,090
Contract liabilities	5,622	7,288
Customer deposits	99	2,905
Loan payable, current portion	217	229
Acquisition convertible promissory note, current portion	757	606

Total Current Liabilities	17,181	24,118

Long Term Liabilities
Loan payable	166	267
Promissory notes payable, net	3,641	-
Convertible promissory notes	149	149
Acquisition convertible promissory notes	404	707
Warranty liability	306	246
Total Long-Term Liabilities	4,666	1,369
Total Liabilities	21,847	25,487

Shareholders’ Equity
Preferred stock Series B, $.001 par value; 5,000,000 authorized shares; 0 and 1,506,024 shares issued and outstanding, respectively	-	2
Common stock, $.001 par value; 200,000,000 authorized shares; 25,678,322 and 23,150,930 shares issued and outstanding, respectively	25	23
Additional paid in capital	73,082	72,000
Accumulated deficit	(61,285)	(56,365)

Total Shareholders’ Equity	11,822	15,660

Total Liabilities and Shareholders’ Equity	$33,669	$41,147

SUNWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017

(in thousands, except share and per share data)

	Three Months Ended (unaudited)		Six Months Ended (unaudited)
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Revenue	$19,994	$25,011	$33,441	$39,362

Cost of Goods Sold	17,095	18,278	28,132	29,850

Gross Profit	2,899	6,733	5,309	9,512

Operating Expenses
Selling and marketing expenses	1,035	1,793	2,157	3,540
General and administrative expenses	2,604	3,204	5,267	6,534
Stock-based compensation	800	317	1,032	534
Depreciation and amortization	97	103	193	206

Total Operating Expenses	4,536	5,417	8,649	10,814

(Loss) Income before Other Expenses	(1,637)	1,316	(3,340)	(1,302)

Other Expenses
Other expense	(8)	(2)	(13)	(45)
Interest expense	(142)	(246)	(162)	(491)

Total Other Income/(Expenses)	(150)	(248)	(175)	(536)

(Loss) Income before Income Taxes	(1,787)	1,068	(3,515)	(1,838)

Income Tax Expense	-	-	-	-

Net (Loss) Income	$(1,787)	$1,068	$(3,515)	$(1,838)

(LOSS) EARNINGS PER SHARE:
Basic	$(0.07)	$0.05	$(0.15)	$(0.08)
Diluted	$(0.07)	$0.04	$(0.15)	$(0.08)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	24,789,181	22,447,752	23,974,581	21,859,169
Diluted	24,789,181	25,831,671	23,974,581	21,859,169